AGREEMENT OF CANCELLATION OF SHARES AND GENERAL RELEASE

THIS AGREEMENT OF CANCELLATION OF SHARES AND GENERAL RELEASE ("Agreement") is effective as of the 22nd day of March, 2006, by and between Stan Ford and China-Biotics, Inc., a Delaware corporation ("China-Biotics").

WHEREAS, Stan Ford holds 20,000,000 common shares of China-Biotics; and

WHEREAS, China-Biotics desires to acquire such common shares from Stan Ford for the payment of $5,000 and the transfer of certain shares of common stock issued by Diadem Resources Ltd., a Toronto, Ontario company traded on the TSX Venture Exchange, to Stan Ford upon the terms and conditions set forth herein;

NOW THEREFORE, Stan Ford and China-Biotics agree as follows:

1. China-Biotics, in consideration of the transfer of the common stock under Paragraph 3 below, hereby transfers to Stan Ford all right, title and interest of China-Biotics in and to the 726 shares of common stock issued by Diadem Resources Ltd. evidenced by Share Certificate no. 03007 held by China-Biotics (referred to as the "Assets"), upon the consummation of the Acquisition in accordance with Paragraph 6.

2. China-Biotics, in consideration of the transfer of the common stock under Paragraph 3 below, further agrees to pay Stan Ford the sum of five thousand dollars (US$5,000), upon the consummation of the Acquisition in accordance with Paragraph 6.

3. Stan Ford, in consideration of the transfer of the Assets under Paragraph 1 above, and the agreement to make the payment under Paragraph 2 above, hereby transfers to China-Biotics all of his right, title and interest in and to 20,000,000 shares of common stock of China-Biotics upon the consummation of the Acquisition in accordance with Paragraph 6, which shares represent Mr. Ford's entire ownership interest in China-Biotics, and further relinquishes, releases, and waives any and all rights to any common shares of China-Biotics.

4. Stan Ford agrees to assume all liabilities and obligations, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, due or to become due, encumbering or associated with the Assets. Stan Ford further represents and warrants to China-Biotics that the Lac Laparre mining claims have been relinquished, and that there are no liabilities of China-Biotics related to the Lac Laparre mining claims, whether such liabilities are asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, due or to become due. Stan Ford agrees to assume all liabilities, if any, encumbering or associated with the Diadem Resources Ltd. common stock transferred to him.

5. In further consideration of the transfer of the Assets under Paragraph 1 above, and the payment to be made pursuant to Paragraph 2 above, Stan Ford, for himself and his heirs, hereby releases, acquits, satisfies and forever discharges China-Biotics, its representatives, employees, officers, directors, affiliates, controlling persons, successors and assigns, from all actions, causes of action, suits, debts, dues, sums of money,

accounts, contracts, agreements, promises in law, or in equity, which Stan Ford ever had, now has, or may have by reason of any matter, cause or thing whatsoever.

6. The transfers and other deliveries set forth in this Agreement shall occur immediately after, and shall be conditioned solely upon, the consummation of China-Biotics' acquisition of all of the equity interests in Sinosmart Group Inc., a British Virgin Islands corporation (the "Acquisition"). If the consummation of the Acquisition does not occur on or before April 30, 2006, this Agreement shall automatically terminate and be of no further force and effect, and the transfers and other provisions herein shall not be deemed to have occurred.

IN WITNESS WHEREOF, Stan Ford and China-Biotics have caused this Agreement to be executed and delivered as of the date first above written.

China-Biotics, Inc.

S.R. Ford President

Stan Ford as an individual